Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement ("Agreement") is entered into between Jeffrey J. Misner ("Executive") and Continental Airlines, Inc. ("Continental" or the "Company"), and is effective on the Effective Date (as defined in paragraph 9 below), subject to paragraph 16 of this Agreement.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated October 15, 2007 (the "Employment Agreement"); and

WHEREAS, Executive desires to retire effective August 31, 2008 and the Company has agreed to accept Executive's resignation from the Company effective as of such date; and

WHEREAS, Company is desirous of obtaining from Executive the non-compete obligations set forth in this Agreement, and Executive is desirous of receiving payment upon his retirement with respect to certain of his outstanding incentive awards; and

WHEREAS, the Human Resources Committee of the Board of Directors of the Company has authorized the Company to execute, deliver and perform its obligations under this Agreement;

NOW, THEREFORE, IT IS AGREED between Executive and Continental as follows:

    The terms of this Agreement are in addition to the terms contained in the Employment Agreement, and nothing herein shall affect any of Executive's rights or obligations or Continental's rights or obligations under the Employment Agreement, except as expressly set forth herein. Executive will retire from the Company on August 31, 2008 (the "Retirement Date"). Each of Executive and Continental agree that Executive's separation from employment with Continental is voluntary and shall be treated as a resignation by Executive pursuant to paragraphs 2.3(v) and 4.3 under the Employment Agreement and, subject to the terms of this Agreement, as (i) a retirement under Executive's outstanding awards pursuant to the Company's Long Term Incentive and RSU Program (the "NLTIP/RSU Program"), (ii) an early retirement under paragraph 3.5 of the Employment Agreement, and (iii) a retirement under the Continental Retirement Plan (the "CARP"), with the date of such retirement (or, if applicable, early retirement) for each such purpose being the Retirement Date. Executive's resignation shall function as a resignation, effective as of the Retirement Date, from his position as a member of the boards of directors of any wholly-owned subsidiaries of the Company (including without limitation Air Micronesia, Inc. and Continental Micronesia, Inc.).

    In partial consideration for the benefits provided under paragraphs 3 and 4 of this Agreement (collectively, the "Separation Benefits"), Executive agrees that the Profit Based RSU Awards granted to Executive pursuant to the NLTIP/RSU Program for the performance periods beginning April 2006, January 2007, and January 2008 shall terminate on the Retirement Date and Executive shall not receive any further payment with respect to any such awards on or after the Retirement Date. Company and Executive acknowledge and agree that the Profit Based RSU Awards for the performance period beginning April 2006 previously have achieved the maximum or stretch level of performance relating to the Cumulative Profit Sharing Pool Target (as such term is defined in the NLTIP/RSU Program) assigned to such awards.

    Subject to the terms of this Agreement, and in consideration of the non-compete obligations of Executive set forth in paragraph 13 of this Agreement, the release of claims and liabilities set forth in paragraph 7 of this Agreement and the termination of outstanding awards pursuant to paragraph 2 of this Agreement, Company shall pay Executive $2,997,000 on the Retirement Date. Such payment shall be subject to withholding for applicable taxes as provided under paragraph 12 of this Agreement.

    Continental agrees to provide at no expense to Executive a parking space at the Jacksonville, Florida (JAX) airport in a lot that is the same or similar to the lot available to airport-management personnel. Such airport parking shall be provided beginning on the Retirement Date and during Executive's lifetime (so long as Executive maintains a residence within 200 miles of JAX) if and for as long as Continental serves JAX and has such parking available to it. Notwithstanding the foregoing, to the extent that the benefit described in this paragraph 4 and any other miscellaneous separation pay benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), that are provided to Executive during the six-month period beginning on the Retirement Date have an aggregate value in excess of $15,500, Executive shall pay to Company, at the time such benefits are provided, the fair market value of such benefits, and Company shall reimburse Executive (with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii) of the Employment Agreement, but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the Retirement Date)) for any such payment not later than the fifth day following the expiration of such six-month period.

    Executive agrees not to make any public statement concerning Continental or its subsidiaries or affiliates or its or their respective stockholders, officers, directors, employees or agents unless the statement is approved in advance in writing by Continental's public relations and legal departments. Executive agrees not to make any derogatory comments or references about Continental or its subsidiaries or affiliates, or their respective stockholders, officers, directors, employees or agents.

    Executive acknowledges and agrees that Executive would not be entitled to certain of the Separation Benefits upon Executive's termination of employment by the Company on the Retirement Date in the absence of this Agreement.

    (a) In consideration of the Separation Benefits, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, "Executive Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and all of its parents, subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Company Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law ("Claims"), and in particular including without limitation any Claim relating to the compensation programs maintained by, Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates or relating to the cessation of Executive's employment upon his retirement or for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability or age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act ("ADEA"), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 1981, and the Texas Commission on Human Rights Act) or any other unlawful criterion or circumstance, which Executive Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release; provided, however, that nothing herein shall release Claims arising from a breach by Continental of (i) this Agreement, (ii) its post-employment obligations under the Employment Agreement, (iii) its obligations under the CARP, (iv) its obligations with respect to Executive's outstanding NLTIP Awards under the NLTIP/RSU Program, (v) its obligations under existing agreements governing Executive's flight benefits relating to other airlines or (vi) Executive's right to defense and indemnity under any certificate, bylaw, resolution, policy, or practice of the Company, or any rights under any liability insurance policy maintained by the Company and applicable to the Executive (such as directors and officers and errors and omissions insurance) ("Indemnity Rights").

    Continental hereby releases Executive from any and all Claims, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance or claims or liabilities arising from a breach by Executive of (i) this Agreement, (ii) the Employment Agreement, (iii) Executive's obligations under the CARP, (iv) Executive's obligations under his outstanding NLTIP Awards under the NLTIP/RSU Program, or (v) Executive's obligations under existing agreements governing Executive's flight benefits relating to other airlines. These releases are to be broadly construed in favor of the released persons. The releases in this paragraph do not apply to any rights or claims that may arise after the date of execution of this Agreement by Executive and Continental. Both parties agree that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

    In addition, nothing in this paragraph 7 is intended to interfere with Executive's right to file a charge with the Equal Employment Opportunity Commission in connection with any claim Executive believes he may have against the Company Releasees. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive's behalf. In addition, this release is not intended to interfere with Executive's right to challenge that his waiver of any and all ADEA claims pursuant to this paragraph 7 is a knowing and voluntary waiver, notwithstanding Executive's specific representation to the Company that he has entered into this Agreement knowingly and voluntarily.

    Notwithstanding the foregoing, the post-employment obligations of the parties created by (i) this Agreement, (ii) the Employment Agreement, (iii) the CARP, (iv) Executive's outstanding NLTIP Awards under the NLTIP/RSU Program, (v) existing agreements governing Executive's flight benefits relating to other airlines, and (vi) the Indemnity Rights are not released. Executive further agrees that Executive will not file or permit to be filed on his behalf any claim or lawsuit relating to his employment or its termination, other than to enforce the provisions of this Agreement, post-Effective Date obligations under the Employment Agreement, the CARP, or existing agreements governing Executive's outstanding NLTIP Awards under the NLTIP/RSU Program, Executive's flight benefits relating to other airlines, and the Indemnity Rights. Executive understands and agrees that, except for any vested benefits he may have pursuant to the Employee Retirement Income Security Act, he will not be entitled to any other compensation beyond that which Continental has agreed to provide herein, under the Employment Agreement, the CARP, existing agreements governing Executive's outstanding NLTIP Awards under the NLTIP/RSU Program, Executive's flight benefits relating to other airlines, and the Indemnity Rights.

    Executive has twenty-one (21) days to review and consider this Agreement, and this Agreement will not be binding on Company if Executive signs it after such 21-day period. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which Executive signs it (the "Effective Date"). During the seven-day period after Executive signs this Agreement, Executive may revoke this Agreement in writing addressed to the officer identified below as signing this Agreement on behalf of the Company. If Executive exercises his right to revoke, this Agreement shall be null and void and Executive will forfeit his right to receive amounts or other benefits that would otherwise be paid or provided to him hereunder.

    Executive represents and agrees that he has been and is hereby advised to and has had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

    Executive acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Agreement by terminating all payments and/or other benefits to Executive that may be payable to Executive under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive's agents. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or his out-of-pocket expenses incurred in connection with such legal action, including without limitation, costs of court and reasonable attorneys' fees.

    The Company may withhold all applicable taxes from payments to be made hereunder.

    (a) Executive agrees to hold in confidence and not disclose to any person or otherwise misuse business, pricing and cost data, marketing or sales plans, trade secrets, financial information, or any other Confidential or Proprietary Information of Company or its subsidiaries, affiliates or suppliers. "Confidential or Proprietary Information" means any information not generally known in the relevant trade or industry which was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Company or its subsidiaries or affiliates. Executive acknowledges and agrees that during the term of the Employment Agreement, including but not limited to the period beginning on the date that this Agreement is signed by Executive and Company and continuing through the Retirement Date, Company shall disclose or entrust Confidential or Proprietary Information to Executive, shall provide Executive the opportunity to develop Company's business good will, or shall disclose or entrust Company's business opportunities to Executive.

    (b) In consideration of this Agreement, and in keeping with Executive's duties as a fiduciary, and to protect the Confidential and Proprietary Information that has been or will be disclosed to Executive, the business good will of Company that has been or will be developed in Executive, or the business opportunities that have been or will be disclosed or entrusted to Executive by Company, Company and Executive agree to the non-competition provisions of this subparagraph (b). Executive agrees that during the period of Executive's non-competition obligations hereunder, Executive will not, directly or indirectly for Executive or others, in any State, territory or protectorate of the United States in which Company is qualified to do business or in any foreign country in which Company has an office, station or branch as of the date of termination of Executive's employment with Company, engage in an executive, advisory or consulting capacity for any passenger air carrier; provided, however, that Executive shall not be restricted, after his termination of employment with Company, from being employed by, or advising or consulting to, a business engaged in providing advice or consulting services to a broad range of companies, including passenger air carriers, as long as Executive, during the period of Executive's non-competition obligations hereunder, does not involve himself in the rendering of executive, advisory or consulting services to any passenger air carrier. Executive may obtain upon written request to Company a list of locations where his post-termination business activities are so limited.

    (c) The non-competition obligations described in subparagraph (b) above shall extend from the Retirement Date through the date that is 12 months after such date.

    Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, then any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the date of Executive's termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the Retirement Date (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.

    The terms and conditions of this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede any and all prior agreements and understandings, written or oral, between the parties with respect thereto. This Agreement shall be governed by the laws of the State of Texas.

    This Agreement shall be effective as of the Effective Date; provided, however, that if Executive's employment by the Company is terminated by either party prior to the Retirement Date, then this Agreement, automatically and without further action by either party, shall be null and void and of no force and effect.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date.

Date of execution by Executive: Executive

May 13, 2008 /s/ Jeffrey A. Misner________ Jeffrey A. Misner

Continental Airlines, Inc.

By: /s/ Jennifer L. Vogel__

Jennifer L. Vogel

Senior Vice President, General Counsel, Secretary & Chief Compliance Officer